EXHIBIT 2.1

EXCHANGE AGREEMENT, CONSENT, AND REPRESENTATIONS

Ladies and Gentlemen:

I understand that Nocera, Inc. (the "Company"), a Nevada corporation, is offering to exchange restricted Common Shares for Variable Interest Entity interest in Xin Feng Construction Co. Ltd (“XFC”) and, Shunda Feed Co., Ltd (“SFC”) to the shareholders of XFC and SFC pursuant to a AGREEMENT AND PLAN OF SHARE EXCHANGE FOR VIE INTEREST (“Plan of Exchange”)as attached hereto as Exhibit A and which is incorporated herein by this reference.

As a Shareholder of XFC and SFC, I hereby consent to the Plan of Exchange, and

I hereby offer to exchange all of my interest of XFC (VIE) and SFC (VIE), as shown on the VIE agreement of XFC and SFC for equivalent of 700,000 (XFC) and 300,000 (SFC) number of restricted shares of common stock of the Company (the "Shares") and tender all my VIE interest herewith, on a one for one basis and upon acceptance by you, agree to become a shareholder of the Company. In order to induce the Company to accept my offer, I advise you as follows; and acknowledge:

1.	Corporate Documents. Receipt of copies of Articles, Bylaws, and audited financial statements of the Company and such other documents as I have requested, I hereby acknowledge that I have received the documents including the Plan of Exchange (as may be supplemented from time to time) relating to the Company and that I have carefully read the information and that I understand all of the material contained therein, and agree to the terms, and understand the risk factors as described therein.

2.	Availability of Information. I hereby acknowledge that the Company has made available to me the opportunity to ask questions of, and receive answers from the Company and any other person or entity acting on its behalf, concerning the terms and conditions of the Plan of Exchange Agreement, the financial statements and related information of the Company and the Form 10 of the Company as filed with the Securities and Exchange Commission in the United States of America, and the information contained in the corporate documents, and to obtain any additional information, to the extent the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information provided by the Company and any other person or entity acting on its behalf.

3.	Representations and Warranties. I represent and warrant to the Company (and understand that it is relying upon the accuracy and completeness of such representations and warranties in connection with the availability of an exemption for the offer and exchange of the Shares from the registration requirements of applicable federal and state securities laws) that:

1

(a) RESTRICTED SECURITIES.

(I)        I understand that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws.

(II)      I understand that if this exchange agreement is accepted and the Shares are issued to me, I cannot sell or otherwise dispose of the Shares unless the Shares are registered under the Act or the state securities laws or exemptions therefrom are available (and consequently, that I must bear the economic risk of the investment for an indefinite period of time):

(III)   I understand that the Company has no obligation now or at any time to register the Shares under the Act or the state securities laws or obtain exemptions therefrom.

(IV)  I understand that the Company will restrict the transfer of the Shares in accordance with the foregoing representations.

(V)     There is a limited public market for the Shares of the Company and there is no certainty that a more liquid market will ever develop or be maintained. There can be no assurance that I will be able to sell or dispose of the Shares. Moreover, no assignment, sale, transfer, exchange or other disposition of the Shares can be made other than in accordance with all applicable securities laws. It is understood that a transferee may at a minimum be required to fulfill the investor suitability requirements established by the Company, or registration may be required.

(b) LEGEND.

I agree that any certificate representing the Shares will contain and be endorsed with the following, or a substantially equivalent, LEGEND:

"This share certificate has been acquired pursuant to an investment representation by the holder and shall not be sold, pledged, hypothecated or donated or otherwise transferred except upon the issuance of a favorable opinion by its counsel and the submission to the Company of other evidence satisfactory to and as required by counsel to the Company, that any such transfer will not violate the Securities Act of 1933, as amended, and applicable state securities laws. These Shares are not and have not been registered in any jurisdiction."

(c) OWN ACCOUNT.

I am the only party in interest with respect to this exchange offer, and I am acquiring the Shares for my own account for long-term investment only, and not with an intent to resell, fractionalize, divide, or redistribute all or any part of my interest to any other person.

(d) AGE: CITIZENSHIP.

I am at least twenty-one years old and a citizen of Republic of China.

2

(e) ACCURACY OF INFORMATION.

All information which I have provided to the Company concerning my financial position and knowledge of financial and business matters is correct and complete as of the date set forth at the end hereof, and if there should be any material change in such information prior to acceptance of this exchange offer by the Company, I will immediately provide the Company with such information.

4.	Exchange Procedure. I understand that this exchange is subject to each of the following terms and conditions:

(a)   The Company may reject this exchange for legal reasons, and this exchange shall become binding upon the Company only when accepted, in writing, by the Company.

(b)   This offer may not be withdrawn by me.

(c)   The share certificates to be issued and delivered pursuant to this exchange will be issued in the name of and delivered to the undersigned.

5.	Suitability. I hereby warrant and represent:

(a)   That I can afford a complete loss of the investment and can afford to hold the securities being received hereunder for an indefinite period of time,

(b)   That I consider this investment a suitable investment,

(c)   That I am sophisticated and knowledgeable and have had prior experience in financial matters and investments, and

(d)   The exchange is subject to the terms and conditions of the Exchange Agreement.

6.	Acknowledgement of Risks. I have been furnished and have carefully read the Plan of Exchange and information relating to the Company, including this Exchange Agreement. I am aware that:

(a)   There are substantial risks incident to the ownership of Shares from the Company, and such investment is speculative and involves a high degree of risk of loss by me of my entire investment in the Company.

(b)   No federal or state agency has passed upon the Shares or made any finding or determination concerning the fairness of this investment.

(c)   The books and records of the Company will be reasonably available for inspection by me and/or my investment advisors, if any, at the Company's place of business.

(d)   All assumptions and projections set forth in any documents provided by the Company have been included therein for purposes of illustration only, and no assurance is given that actual results will correspond with the results contemplated by the various assumptions set forth therein.

3

7.	Receipt of Advice. I acknowledge that I have been advised to consult my own attorney and investment advisor concerning the investment.

8.	Restrictions on Transfer. I acknowledge that the investment in the Company is an illiquid investment. In particular, I recognize that:

(a)   Due to restrictions described below, the lack of any market liquid existing for these Shares, in the event I should attempt to sell my Shares in the Company, my investment will be highly illiquid and, probably must be held indefinitely.

(b)   I must bear the economic risk of investment in the Shares for an indefinite period of time, since the Shares have not been registered under the Securities Act of 1933, as amended, and issuance is made in reliance upon Rules 501-506 of Regulation D under the Act. Therefore, the Shares cannot be offered, sold, transferred, pledged, or hypothecated to any person unless either they are subsequently registered under said Act or an exemption from such registration is available and the favorable opinion of counsel for the Company to that effect is obtained, which is not anticipated. Further, unless said Shares are registered with the securities commission of the state in which offered and sold, I may not resell, hypothecate, transfer, assign or make other disposition of said Shares except in a transaction exempt or exempted from the registration requirement of the securities act of such state, and that the specific approval of such sales by the securities regulatory body of the state is required in some states.

(c)   My right to transfer my Shares will also be restricted by the legend endorsed on the certificates.

9.	Access to Information. I represent and warrant to the Company that:

(a)   I have carefully reviewed and understand the risks of, and other considerations relating to, the Plan of Exchange and exchange of the Shares, including the risks of total loss in the event the Company's business is unsuccessful.

(b)   I and my investment advisors, if any, have been furnished all materials relating to the Company and its proposed activities and anything which they have requested and have been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any representations about the Company.

(c)   The Company has answered all inquiries that I and my investment advisors, if any, have put to it concerning the Company and its proposed activities and the Exchange Agreement and exchange for the Shares.

(d)   Neither I nor my investment advisors, if any, have been furnished any offering literature other than the documents attached as exhibits thereto and I and my investment advisors, if any, have relied only on the information contained in such exhibits and the information, as described in subparagraphs (b) and (c) above, furnished or made available to them by the Company.

4

(e)   I am acquiring the Shares for my own account, as principal, for investment purposes only and not with a view to the resale or distribution of all or any part of such Shares, and that I have no present intention, agreement or arrangement to divide my participation with others or to resell, transfer or otherwise dispose of all or any part of the Shares subscribed for unless and until I determine, at some future date, that changed circumstances, not in contemplation at the time of this exchange, makes such disposition advisable;

(f)    I, the undersigned, if on behalf of a corporation, partnership, trust, or other form of business entity, affirm that: it is authorized and otherwise duly qualified to purchase and hold Shares in the Company; recognize that the information under the caption as set forth in (a) above related to investments by an individual and does not address the federal income tax consequences of an investment by any of the aforementioned entities and have obtained such additional tax advice that I have deemed necessary; such entity has its principal place of business as set forth below; and such entity has not been formed for the specific purpose of acquiring Shares in the Company.

(g)   I have adequate means of providing for my current needs and personal contingencies and have no need for liquidity in this investment; and

(h)   The information provided by the Company is confidential and non-public and I agree that all such information shall be kept in confidence by it and neither used by it to its personal benefit (other than in connection with its exchange for the Shares) nor disclosed to any third party for any reason; provided, however, that this obligation shall not apply to any such information which (i) is part of the public knowledge or literature and readily accessible at the date hereof; (ii) becomes part of the public knowledge or literature and readily accessible by publication (except as a result of a breach of these provisions); or (iii) is received from third parties (except those parties who disclose such information in violation of any confidentiality agreements including, without limitation, any Exchange Agreement they may have with the Company).

10.	Binding Agreement. I hereby adopt, accept, and agree to be bound by all the terms and conditions of the Exchange Agreement, and by all of the terms and conditions of the Articles of Incorporation, and amendments thereto, and By-Laws of the Company. Upon acceptance of this Exchange Agreement by the Company and issuance of the Shares, I shall become a stockholder for all purposes.

11.	Agreement to Be Bound. The Exchange Agreement, upon acceptance by the Company, shall be binding upon the heirs, executors, administrators, successors, and assigns of mine.

12.	Indemnification. I further represent and warrant:

(a) I hereby indemnify the Company and hold the Company harmless from and against any and all liability, damage, cost, or expense incurred on account of or arising out of:

5

(I)        Any inaccuracy in my declarations, representations, and warranties hereinabove set forth;

(II)      The disposition of any of the Shares which I will receive, contrary to my foregoing declarations, representations, and warranties; and

(III)   Any action, suit or proceeding based upon (1) the claim that said declarations, representations, or warranties were inaccurate or misleading or otherwise cause for obtaining damages or redress from the Company; or (2) the disposition of any of the Shares or any part thereof.

13.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada, except as to the manner in which the undersigned elects to take title to the Shares in the Company that shall be construed in accordance with the state of his principal residence.

14.	Financial Statement. Upon request of the Company, I shall provide a sworn and signed copy of my current financial statement.

15.	Regulation S Compliance. I agree to the following, as a non US citizen/resident, and agrees and warrants that the offer and sale of the shares by the Company, the Subscriber, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing, shall be deemed to occur outside the United States within the meaning of CFR §230.901, if, and only if,

(1)	The offer or sale is made in an off-shore transaction;
(2)	No directed selling efforts are made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

I further agree that:

(1)	the offer or resale of the shares, if made prior to the expiration of a distribution compliance period (in six months), shall not be made to a U.S. person or for the account or benefit of a U.S. person (other than a distributor);
(2)	the offer or resale of the shares, if made prior to the expiration of a six month distribution compliance period, is made pursuant of the following conditions:

(a)	The purchaser of the shares (other than a distributor) certifies that it is not a U.S. person and is not acquiring the share for the account or benefit of any U.S. person or is a U.S. person who purchased share in a transaction that did not require registration under the Act;

(b)	The purchaser of the shares agrees to sell such share only in accordance with the provisions of Regulation S CFR (§230.901 through §230.905), pursuant to registration under the Act, or pursuant to an available exemption from registration; and agrees not to engage in hedging transactions with regard to such share unless in compliance with the Act;

(c)	The shares shall contain a legend to the effect that transfer is prohibited except in accordance with the provisions of this Regulation S (§230.901 through §230.905, and Preliminary Shares), pursuant to registration under the Act, or pursuant to an available exemption from registration; and that hedging transactions involving those shares may not be conducted unless in compliance with the Act;

6

(d)	The issuer is required, either by contract or a provision in its bylaws, articles, charter or comparable document, to refuse to register any transfer of the share not made in accordance with the provisions of Regulation S, CFR (§230.901 through §230.905), pursuant to registration under the Act, or pursuant to an available exemption from registration;

(e)	Each distributor selling to a distributor, a dealer (as defined in section 2(a)(12) of the Act (15 U.S.C. 77b(a)(12)), or a person receiving a selling concession, fee or other remuneration, prior to the expiration of distribution compliance period in the case of equity shares, sends a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to a distributor.

Purchaser further agrees: These shares, if acquired by a repurchase or a distributor, or any of their respective affiliates in a transaction subject to the conditions of CFR §230.901 or §230.903 are deemed to be “restricted share” as defined in §230.144. Re-sales of such restricted share by the offshore purchaser must be made in accordance with this Regulation S (§230.901 through §230.905, and Preliminary Shares), the registration requirements of the Act or any exemption therefrom. Any “restricted securities,” as defined in §230.144, that are issued by a domestic issuer will continue to be deemed to be restricted, notwithstanding that they were acquired in a resale transaction made pursuant to §230.901 or §230.904.

16.	Title. I will hold title to my interest as follows:

{ } Common Ownership Property

{ } Joint Tenants with Right Survivorship

{ } Tenants in Common

{X } Individually

{ } Other: (Corporation, Trust, Etc., please indicate)

(Note: Subscribers should seek the advice of their attorneys in deciding in which of the above forms they should take ownership of the Shares, since different forms of ownership can have varying gift tax and other consequences, depending on the state of the investor's domicile and their particular personal circumstances. For example, in common ownership property states, if common ownership property assets are used to purchase Shares held in individual ownership, this might have adverse gift tax consequences. If OWNERSHIP IS BEING TAKEN IN JOINT NAME WITH A SPOUSE OR ANY OTHER PERSON, THEN ALL SUBSCRIPTION DOCUMENTS MUST BE EXECUTED BY ALL SUCH PERSONS.)

17.	No Assignability. This exchange is personal to the person/entity whose name and address appear below. The undersigned may not assign any of its rights or obligations under this Exchange Agreement to any other person or entity.

7

18. Conditions. This Exchange Agreement shall become binding upon the Company only when accepted, in writing, by the Company and when the financial statements are completed.

19. Effective Date. The exchange for Shares evidenced by this Exchange Agreement shall, if accepted by the Company, be effective when the financial statements are completed and all state laws have been complied with to effectuate the transaction.

20. Conveyance. I hereby agree to convey title to all of my interest in XFC and SFC, as shown on the transfer records in VIE Interest in XFC and SFC to the Company in exchange for 700,000 shares and 300,000 shares respectively.

21. Further Acts. The undersigned hereby agrees to execute any other documents and take any further actions that are reasonably necessary or appropriate in order to implement the transaction contemplated by this Exchange Agreement.

22. Consent as a XFC and SFC Shareholder. This Exchange Agreement, Consent, and Representations shall constitute my written consent as a shareholder of XFC and SFC to the transaction described in the Plan of Exchange.

23. Delivery of the Share Certificate. This Exchange Agreement, Consent, and Representations shall deliver the share certificate to the individual shareholder as stated in Appendix A with in 30 days of the signature of this agreement.

24. Plan of Exchange and VIE agreements revoked or ineffective. This Exchange Agreement, Consent, and Representations consent that if the delivery of the share certificate described above is not completed with 30 days, the Plan of Exchange and VIE agreements is deemed revoked and ineffective.

Nocera, Inc.

By: ______________________________

Officer

Dated: _12-31-2020______________

A: Nocera Inc.

8

Representative: Yin-Chieh Cheng

Tax ID number: 0001756180

Address: 2030 Powers Ferry Road Southeast, Suite No 212 Atlanta, GA 30339 United States

Nocera Taiwan Office Address: 3rd Floor, No. 185, Section 1, Datong Road, Xizhi District, New Taipei City 22145 (Building B, Jingwei Center)

Phone: +886 973 833 165

Accepted by the Company this 31th day of December 31, 2020.

Xin Feng Construction Co. Ltd

By: ______________________________
Officer
Dated: 12-31-2020

Representative: Tsai, Wen-Chih

Tax ID number: 84573662

Address: No. 56, Wenhua Rd., Taixi Township, Yunlin County 636, Taiwan

Phone: +886 05-6982072

Shunda Feed Co. Ltd

By: ______________________________
Officer
Dated: 12-31-2020

Representative: Tsai, Wen-Chih

Tax ID number: 23176971

Address: No. 22, Minsheng Rd., Taixi Township, Yunlin County 636, Taiwan

Phone: ++886-05-6900066

9

Appendix A

1.	Xin Feng Construction Co. Ltd exchange for 700,000 Nocera, Inc Common Shares:

·	Tu, Hui-Min holds 50% equity interest exchanges for 350,000 shares ,
·	Tsai, Wen-Chih holds 24% equity interest exchanges for 168,000 shares,
·	Tsai, Ching-Yao holds 13% equity interest exchanges for 91,000 share and
·	Tsai, Ching-Chao holds 13% equity interest exchanges for 91,000 shares.

2.	Shunda Feed Co. Ltd exchange for 300,000 Nocera, Inc Common Shares:

·	Tsai, Wen-Chih holds 20% equity interest exchanges for 60,000 shares,
·	Lien, Mei-Chu holds 5 % equity interest exchanges for 15,000 shares,
·	Lin, Yuan-Chuan holds 20% equity interest exchanges 60,000 shares,
·	Wu, Tsai-Jung holds 5 % equity interest exchanges for 15,000 shares,
·	Chang, Chiung-Fen holds 20 % equity interest exchanges for 60,000 shares and
·	Hsiao, Chiu-Hsiang holds 30% equity interest exchanges for 90,000 shares.

10

EXHIBIT A

AGREEMENT AND PLAN OF SHARE EXCHANGE FOR VIE INTEREST

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE FOR VIE INTEREST (this

“Agreement and Plan of Share Exchange”), is made and entered into as of December 31, 2020 by and between Nocera, Inc., a Nevada corporation (“Nocera,”), and Xin Feng Construction Co. Ltd. a Taiwan, Republic of China corporation (“XFC”) and Shunda Feed Co. Ltd, a Taiwan, Republic of China corporation (“SFC”).

W I T N E S S E T H:

WHEREAS, Nocera and XFC and SFC desire to effect a share exchange whereby Nocera will issue 1 million common shares exchanged for 100% controlling interest of XFC and SFC through Variable Interest Entity Agreements (VIE) such that, upon the effectuation of the share exchange, XFC and SFC will become a 100% controlled Variable Interest Entity under Nocera. ;

WHEREAS, the boards of directors of Nocera and XFC and SFC deem it advisable and in the best interests of the parties and their respective shareholders that all of the controlling interest of XFC and SFC will be exchanged for 1 million shares of Nocera under and pursuant to the provisions of the Nevada Business Corporation Act (the “NBCA”); and

WHEREAS, the boards of directors of Nocera and XFC and SFC by resolution have duly approved this Agreement and Plan of Share Exchange.

NOW, THEREFORE, in consideration of the mutual promises and conditions herein contained, XFC and SFC and Nocera hereby mutually agree to exchange shares on the terms and conditions and in the manner and on the basis hereinafter provided:

1.	The Share Exchange for VIE Interest. At the effective time of the share exchange (the “Effective Time”), all controlling interest of XFC and SFC will be exchanged for 700,000 and 300,000 newly issued share of Nocera (refer to “Share Exchange Table”) respectively. Until immediately prior to the Effective Time, Nocera has 8,432,786 outstanding shares of capital stock. Immediately after the Effective Time, Nocera shall have all controlling VIE interest in XFC and SFC received in the Share Exchange.
2.	Surrender of Control . Each holder of a certificate representing controlled interest under VIE to be exchanged under this Agreement and Plan of Share Exchange for VIE interest will be entitled, after the Effective Time and upon presentation and surrender to Nocera (or its agent) by signing the VIE agreements, to receive in exchange therefor a certificate representing the number of shares of Nocera to which such holder is entitled under this Agreement and Plan of Share Exchange. Until so surrendered, each outstanding certificate that prior to the Effective Time represented controlling interest of XFC and SFC will be deemed for all purposes to evidence ownership of corresponding 1 million shares of Nocera after the Effective Time.
1

3.	Effective Time. The Share Exchange for VIE interest shall become effective at the time specified in this agreement.

7.	Miscellaneous.

(a)	Entire Agreement. This Agreement and Plan of Share Exchange for VIE interest contains the entire agreement of the parties with respect to the transactions contemplated hereby.

(b)	Headings. The article and section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement and Plan of Share Exchange.

(c)	Counterparts; Execution. This Agreement and Plan of Share Exchange for VIE interest may be executed in two or more counterparts, all of which taken together shall constitute one instrument. The exchange of copies of this Agreement and Plan of Share Exchange for VIE interest amendments thereto and of signature pages by facsimile transmission or by email transmission in portable document format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement and Plan of Share Exchange for VIE interest or amendment for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable document format, or similar format, shall be deemed to be original signatures for all purposes.

(d)	Effect of Agreement. The terms and conditions of this Agreement and Plan of Share Exchange for VIE interest shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(e)	Governing Law. This Agreement and Plan of Share Exchanges for VIE interest hall be governed by and construed in accordance with the laws of the State of Nevada

.

2

Share Exchange Table

Xin Feng Construction Co. Ltd. to exchange for 700,000 Nocera, Inc Common Shares:

·	Tu, Hui-Min holds 50% equity interest exchanges for 350,000 shares ,
·	Tsai, Wen-Chih holds 24% equity interest exchanges for 168,000 shares,
·	Tsai, Ching-Yao holds 13% equity interest exchanges for 91,000 share and
·	Tsai, Ching-Chao holds 13% equity interest exchanges for 91,000 shares.

1.        Shunda Feed Co. Ltd. to exchange for 300,000 Nocera, Inc Common Shares:

·	Tsai, Wen-Chih holds 20% equity interest exchanges for 60,000 shares,
·	Lien, Mei-Chu holds 5 % equity interest exchanges for 15,000 shares,
·	Lin, Yuan-Chuan holds 20% equity interest exchanges 60,000 shares,
·	Wu, Tsai-Jung holds 5 % equity interest exchanges for 15,000 shares,
·	Chang, Chiung-Fen holds 20 % equity interest exchanges for 60,000 shares and
·	Hsiao, Chiu-Hsiang holds 30% equity interest exchanges for 90,000 shares.

3

IN WITNESS WHEREOF, XFC and SFC and Nocera have caused this Agreement and Plan of Share Exchange for VIE interest to be executed by their duly authorized officers and their corporate seals to be affixed hereto as of the date first above written.

Nocera, Inc.

By: ______________________

Name: Cheng Yin-Chieh

Title: CEO

Xin Feng Construction Co. Ltd.

By: ______________________

Name: Tsai, Wen-Chih

Title: Officer

Shunda Feed Co. Ltd.

By: ______________________

Name: Tsai, Wen-Chih

Title: Officer

4